Exhibit 99.1

Vitamin Shoppe, Inc.

300 Harmon Meadow Boulevard

Secaucus, NJ 07094

February 26, 2018

Colin Watts

c/o Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd.

Secaucus, NJ 07045

Re:     Transition Letter Agreement

Dear Colin:

This letter agreement (this “Letter Agreement”) confirms our agreement on your separation from Vitamin Shoppe, Inc. (the “Company”), which shall occur no later than May 31, 2018, provided your employment may be earlier terminated by the Company or, if parties agree in writing, extended beyond such date (your actual last date of employment being your “Separation Date”). Prior to the Separation Date, your employment shall continue in the ordinary course under the terms of your Employment and Non-Competition Agreement, dated as of March 3, 2015 (your “Employment Agreement”), you shall assist with the transition of your responsibilities to another individual or individuals as instructed by the Executive Chairman of the Board, and you shall perform such other duties and responsibilities as assigned to you from time to time. Effective as of the Separation Date, (a) your employment with the Company and each of its affiliates shall end and (b) you hereby resign from all director, officer, and other positions with or through the Company and each of its affiliates. Moreover, you agree to execute such additional documentation and take other actions as reasonably requested by the Company in order to effectuate such resignations. A smooth transition is a material inducement for the Company to enter into this Agreement.

Notwithstanding anything to the contrary contained in the Employment Agreement or otherwise, however, you acknowledge and agree that the Company may take steps to prepare for your Separation Date, including (without limitation) modifying or reducing your duties and responsibilities and recruiting and/or hiring one or more employee(s) to fill your current position(s), but not including any reduction in your Base Salary or your target annual bonus opportunity under the Company’s Management Incentive Program, and that such actions shall not constitute a constructive termination or create grounds for a “good reason” resignation under your Employment Agreement or any other agreement with the Company or its affiliates.

Provided that you (i) comply at all times with this Letter Agreement, (ii) are not terminated for Cause (as defined in the Employment Agreement), and (iii) do not resign (other than on the Separation Date), following the Separation Date, you shall be entitled to receive the Severance Pay (as described in Section 5(C) of the Employment Agreement) and the additional amounts set forth in Section 5(C)(i) and (ii) of the Employment Agreement, contingent on the additional terms and conditions set forth therein (including, without limitation, your execution of a general release and your continued compliance with the restrictive covenant obligations set forth therein).

In addition, notwithstanding anything to the contrary contained in the Employment Agreement or otherwise:

•	On or before March 15, 2019, the Company shall pay you a pro-rata portion of the Annual Cash Bonus for 2018 to which you would have been entitled to had your employment with the Company continued through the date such payments are made to similarly situated executives, if any. Such payment, if any, shall be prorated based on the number of days you were actually employed by the Company in 2018 and shall be made subject to the Company’s then current Management Incentive Program;

•	In the event you elect COBRA and for so long as you are eligible for COBRA, the Company will reimburse you (the “COBRA Reimbursements”) in an amount (subject to tax withholdings) equal to that portion of your COBRA premium for you (and your covered dependents) that is in excess over the same rate as paid by similarly situated employees for non-COBRA coverage. The COBRA Reimbursements will be provided to you in accordance with Section 5(C)(ii) of the Employment Agreement, except that the six month waiting period described therein shall not apply.

If the Company terminates your employment without Cause prior to May 31, 2018, you will be entitled to the benefits contained in this Letter Agreement and the Employment Agreement to the same extent as if you had remained employed through May 31, 2018, except that any pro-rata payout of the 2018 Annual Cash Bonus shall be calculated based on the number of days in 2018 that you were actually employed by the Company. In addition, all equity awards that have been granted to you shall continue to vest through May 31, 2018 to the same extent as if you had remained employed through May 31, 2018, provided that you remained in compliance with the terms of this Letter Agreement at all times. However, if you resign or the Company terminates your employment for Cause, in each case, prior to May 31, 2018, your entitlements under this Letter Agreement will cease and any unvested equity awards shall immediately be cancelled upon such termination in accordance with the terms of the applicable equity award agreements.

By signing below, you hereby release the Company and its partners, affiliates or subsidiaries, successors and assigns and any and all of its and their past and present officers, directors, managers, partners, agents, employees and representatives from any and all known and unknown claims, liabilities and obligations that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date hereof, including, without limitation, (1) all claims arising out of or in any way related to your employment with or service to the Company and its affiliates and any of their predecessors and (2) all claims for breach of contract, and breach of the implied covenant of good faith and fair dealing; provided, however, that you are not waiving (i) any right to vested employment benefits,

(ii) claims arising under this Letter Agreement, or (iii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under our organizational documents.

[SIGNATURES ON FOLLOWING PAGE]

If this Letter Agreement accurately reflects your understanding as to the terms and conditions of the termination of your arrangement with the Company, please sign one copy of this Letter Agreement in the space provided below and return the same for the Company’s records.

Very truly yours,

VITAMIN SHOPPE, INC.

By:	/s/ Teresa Orth
Name:	Teresa Orth
Title:	Senior Vice President - Human Resources

EXECUTIVE ACKNOWLEDGMENT

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the termination of my arrangement with the Company, and I hereby confirm my agreement to the same.

Dated: February 26, 2018	/s/ Colin Watts
Colin Watts

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